UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1:  On May 28, 2020, Driver issued the following press release, which directs readers to a letter sent to the Company’s attorneys, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Driver Management Comments on Flawed ISS Report Essentially Endorsing First United’s Assault on Corporate Democracy and Shareholders’ Rights

Believes ISS Irreparably Undermines Its Credibility and Integrity by Endorsing Directors Who Sanctioned – and Lied About – Efforts to Invalidate Driver’s Nomination and Voting Rights

Highlights ISS is Contradicting Itself by Recommending Shareholders Vote on the Card of a Company That Prevents Them From Amending Bylaws

Reiterates a Vote on First United’s BLUE Proxy Card Amounts to an Endorsement of the Incumbent Board’s Campaign to Disenfranchise Shareholders

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Driver’s Three-Member Slate That Possesses Vast Banking and Financial Sector Experience

NEW YORK--(BUSINESS WIRE)--Driver Management Company LLC (together with its affiliates, “Driver” or “we”), the manager of an investment partnership that holds more than 5% of the outstanding shares of First United Corporation (“First United” or the “Company”) (NASDAQ: FUNC), today issued a statement in response to a report issued by Institutional Shareholder Services (“ISS”) in connection with the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) on June 11.

In its report, ISS acknowledges[1]:

•	“This contest has highlighted a subpar governance regime underscored by a refreshment process that has moved too slowly [...] The board has taken a relatively lethargic approach to refreshment, which has resulted in a long-tenured board with several relationships which, collectively, raise concerns regarding potential nepotism, if not outright conflicts.”

•	“[Regarding the Company’s] efforts to initiate the MD Commissioner investigation into the dissident [...] shareholders may see this action as an underhanded attempt to disenfranchise another shareholder from exercising its right to vote and nominate directors for election. Given the company's long-tenured board and slow refreshment process, shareholders may see this defensive tactic as further indication that the board is resistant to change.”

•	“These factors, along with the company's apparent attempts to disenfranchise the dissident from voting, suggest that shareholders would be well served by signaling their expectation that the board oversee more rapid improvements in the company's governance.”

_______________

1 Permission to use quotations neither sought nor obtained. Emphasis added.

2

Abbott Cooper, Driver’s founder and managing member, commented:

"ISS’ report—which is riddled with false equivalencies and facile analyses—calls into question its commitment to advancing and encouraging sound corporate governance. It is incomprehensible that ISS   would encourage shareholders to ‘signal their expectation that the board oversee more rapid improvements in the company's governance’ while failing to recommend they vote for our highly-qualified nominees with significant banking and financial sector experience. Does ISS fail to understand that a vote for our nominees would have been the clearest possible step towards the ‘rapid improvements in the company’s governance’ urgently needed? Obviously, ISS has not done due diligence here, given the incontrovertible evidence that shareholders who ‘signal expectations’ contrary to the incumbent Board’s views are then reported by First United to state regulators for investigation and possible disenfranchisement. Perhaps if ISS had closely evaluated the damning revelations in the information produced by the Maryland Commissioner of Financial Regulation on May 15—information that demonstrates First United knowingly misled ISS regarding their role in instigating the regulator’s investigation into Driver’s purchase of First United’s shares for the purpose of disenfranchising us—ISS would have made a more thoroughly informed recommendation. Similarly, it is hard to understand how ISS can both be concerned about nepotism at First United and recommend its clients vote for Brian Boal, the undeniable beneficiary of the very nepotism that concerns ISS. ISS would certainly better serve its clients by adhering to some standards of logical consistency.

By recommending for any member of First United’s current Board, ISS is endorsing conduct that is wholly and fundamentally antithetical to basic concepts of shareholder rights. As such, it is hard to see how ISS can claim any credibility or authority in pushing other companies for modest, incremental improvements in corporate governance practices well within current norms when it fails to vigorously condemn First United’s willful assault on shareholders’ fundamental rights to vote and elect directors of their choosing.

The reality is that shareholders have two distinct choices at this year’s Annual Meeting of Shareholders on June 11: either place more trust in the hands of the legacy directors who want to harm and disenfranchise shareholders seeking to protect their investment OR vote to install three highly-qualified individuals with additive experience in the boardroom to ensure that shareholders' interests are finally prioritized. We encourage engaged shareholders interested in enhanced value to vote on the WHITE Proxy Card.”

As a reminder, First United’s assault on its largest active shareholder’s rights is still ongoing, as the Company has decided to maintain its abusive lawsuit against Driver even after the Maryland Commissioner of Financial Regulation’s investigation closed without any law being violated. Given that this baseless lawsuit will not be decided until after this year’s Annual Meeting of Shareholders, Driver has requested that First United immediately confirm whether it intends to deny our voting rights and refuse to recognize the validity of our nominees without any legal authority or justification.

***

Shareholders can visit www.RenovateMyBank.com to learn about our highly-qualified nominees, the case for urgent change at First United, and how to vote on the WHITE Proxy Card TODAY.

***

About Driver Management

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value.

Contacts

For Investors:
Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com
For Media:
Profile
Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

###

3

Jason R. Scherr

Partner

+1.202.373.6709

jr.scherr@morganlewis.com

May 27, 2020

VIA E-MAIL (gritchie@gfrlaw.com)

Mr. George Ritchie

Gordon Feinblatt LLC

233 East Redwood Street

Baltimore, Maryland 21202-3332

Re:	Driver Opportunity Partners – First United Corp.

Dear Mr. Ritchie:

I asked you to confirm that First United would honor Driver’s voting rights (and nominations) at the annual meeting, and also dismiss the Garrett County litigation. In response, you directed me this evening to your client’s announcement that it intends to persist with the litigation, but the press release does not address whether First United intends to honor Driver’s shareholder rights at the annual meeting. We are prepared to let the court address the many infirmities in First United’s position in due course, if you proceed, but at present we need to know whether First United will unilaterally disenfranchise Driver of its shareholder rights on June 11.

Driver has not pushed First United to litigate; the action First United filed in Garrett County is entirely of First United’s making. By letter dated May 18, 2020, Driver sought assurances that First United would refrain from interfering with its shareholder rights until the Commissioner of Financial Regulation made a final decision. First United responded on May 20th by filing a complaint in Garrett County Circuit Court (on the false premise that Driver had threatened in its May 18 letter to sue). First United’s substantive position was that:

Based on conclusive findings of the Maryland Regulator, First United does not intend to count votes attributable to First United common stock owned by Driver or any of the Driver Nominees . . . .

See attachment, Bulgin letter to Scherr, May 20, 2020. But the Commissioner made no “conclusive findings” before or after First United filed its complaint. On May 14, 2020, with the annual meeting only weeks away, the Commissioner extended First United the courtesy of copying it on a letter raising the possibility that Driver’s voting rights might be impacted by subsequent action.

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	T +1.202.739.3000
United States	F +1.202.739.3001

George Ritchie

May 27, 2020

The letter says nothing about a “conclusive finding” by the Commissioner but refers only to the belief of the Commissioner’s staff that “evidence” of a violation existed. The Commissioner went on to explain that he was consulting with the Maryland Attorney General on what to do next in light of his staff’s belief. A week later, in the May 22 Final Order, the Commissioner decided to end the investigation into Driver with “no conclusive findings.” The Final Order directly refutes First United’s position. The Commissioner states that, notwithstanding the beliefs of his staff, the Commissioner “makes no conclusive findings or determination as to whether a violation of FI § 3-314, in fact, occurred.” May 22 Final Order ¶ 2. Were there any doubt, the Final Order makes clear: “[N]othing herein shall be construed to mean, or to authorize any individual or business entity to assert, that the Commissioner has made any conclusive findings or determinations that either Respondents or Beneficiaries have violated FI § 3-314.” May 22 Final Order ¶ 10.

First United is not free to deprive Driver of its shareholder rights when the appointed state regulator has not found that any state law was, in fact, violated. First United is not charged with investigatory or executive authority under the FI Article; on the contrary, First United has told the court that the Commissioner is charged with “the interpretation and enforcement of the provisions of the FI Article.” (Compl. ¶ 17.) First United’s position that Driver violated FI § 3-314 is just an allegation—unproved, unsubstantiated, and untrue:

•	First United sent a letter to the Maryland Commissioner on November 1, 2019 requesting an investigation into Driver, specifically seeking to invalidate Driver’s voting rights;

•	The Commissioner’s staff conducted an investigation, which the Commissioner himself closed upon entering a Final Order favorable to Driver;

•	The Commissioner has not made any conclusive findings, let alone conclusive findings of a violation of FI § 3-314;

•	The Commissioner has not determined that Driver or any of its nominees violated any Maryland law;

•	Notwithstanding the “heads up” the Commissioner gave the bank in his May 14 letter, the Commissioner’s Final Order expressly warns that no one—including First United—should rely on the staff’s investigation as finding a violation of FI § 3-314

No defendant in the Garrett County action is due to respond to First United’s complaint until on or about July 20, 2020, so the Circuit Court is not going to resolve First United’s claim until substantially later. Even if the Circuit Court could find a violation of FI § 3-314 after the Commissioner himself closed his investigation without finding a violation, there is no realistic likelihood the Court will do so before the annual meeting. Accordingly, any action by First United to deny the voting or nomination rights of Driver or any other shareholder at the annual meeting— including those shareholders who choose to vote for Driver’s nominees—would be entirely unilateral, without legal justification, and likely to expose First United to significant liability.

George Ritchie

May 27, 2020

All shareholders are entitled to know whether First United intends to disenfranchise one (or more) of its shareholders without a lawful order authorizing such action. Driver’s fundamental question remains unanswered:

Yes or No: Will First United recognize the voting and nomination rights of all shareholders at the annual meeting—Driver, its nominees, and every other shareholder who intends to vote?

Respectfully,

/s/ J.R. Scherr

Jason R. Scherr

Attachment

ATTORNEYS AT LAW
ANDREW D. BULGIN		233 EAST REDWOOD STREET
410.576.4280		BALTIMORE, MARYLAND 21202-3332
FAX 410.576.4196		410.576.4000
abulgin@gfrlaw.com		www.gfrlaw.com

May 20, 2020

VIA E-MAIL (jr.scherr@morganlewis.com)

Jason R. Scherr, Esquire

Partner

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Re:	Driver Opportunity Partners I LP

Dear Mr. Scherr:

This letter responds to yours dated May 18, 2020 in which you requested assurances from First United Corporation (“First United”) with respect to voting and certain other rights that you claim Driver Opportunity Partners I LP (“Driver”) holds as a shareholder of First United.

As you know, on May 14, 2020, the Maryland Commissioner of Financial Regulation (the “Maryland Regulator”) issued a letter to Driver in which it “concluded that there is sufficient evidence to find that Driver’s failure to apply for prior approval of … stock purchase[s] of First United constituted a violation of the requirements of Maryland Annotated Code FI §3-314.” The Maryland Regulator also stated that “voting stock that is acquired in violation of the FI §3-314 may not be voted for a period of five (5) years.”1

Based on conclusive findings of the Maryland Regulator, First United does not intend to count votes attributable to First United common stock owned by Driver or any of the Driver Nominees at First United’s 2020 annual meeting of shareholders.

Further, First United’s Amended and Restated Bylaws, as amended (the “Bylaws”), condition a shareholder’s right to nominate director candidates at an annual meeting

______________

1The Maryland Regulator made identical conclusions with respect to shares of stock of First United owned by Driver’s director proposed nominees, Michael J. Driscoll, Lisa Narrell- Mead, and Ethan C. Elzen (the “Driver Nominees”).

Jason R. Scherr, Esquire May 20, 2020 Page 2

on that shareholder being entitled to vote in the election of directors. Based on the conclusive findings of the Maryland Regulator, the resulting statutory five-year prohibition against Driver voting its shares of First United stock acquired in violation of Section 3-314 of the Financial Institutions Article of the Annotated Code of Maryland, and the Bylaws, Driver cannot make valid director nominations at the 2020 annual meeting.

First United’s positions concerning the outcome of the Maryland Regulator’s investigation and the potential consequences thereof with respect to Driver’s ability to vote its shares of First United common stock and to make valid nominations at the 2020 annual meeting should come as no surprise to Driver. Indeed, First United made these positions clear to Driver as early as March 30, 2020 in its preliminary proxy statement with respect to the 2020 annual meeting filed with the Securities and Exchange Commission – nearly two months ago.

Please be advised that First United today filed the attached Complaint for Declaratory Judgment in the Circuit Court for Garrett County, Maryland, which names as defendants Driver, Driver Management Company LLC, J. Abbott R. Cooper, and the Driver Nominees. The Complaint seeks declaratory relief with respect to First United’s intended treatment of votes associated with shares of First United common stock owned by Driver and the Driver Nominees, as well as any nominations that Driver proposes to make, at the 2020 annual meeting. Please let me know if you are willing to accept service on behalf of some or all of the forgoing defendants.

Sincerely,

/s/ Andrew D. Bulgin

Andrew D. Bulgin

Attachment

cc: George F. Ritchie, Esq. (via e-mail)